Exhibit 99.1

TARONIS FUELS ANNOUNCES DELEVERAGING TRANSACTION

Peoria, AZ, July 1, 2021 – Taronis Fuels, Inc. (“Taronis” or the “Company”) (OTCQB:TRNF), a global producer of renewable and socially responsible fuel products, today announced a private placement of common stock and the prepayment of all of the Company’s outstanding debentures. The Company sold 173,913 shares of common stock to an unaffiliated accredited investor at $5.75 per share, for total proceeds of approximately $1.0 million. The Company used $941,105 of the proceeds to retire all of the outstanding secured convertible debentures issued in August 2020, which debentures carried an 18% interest rate and were potentially convertible into shares of common stock at a significant discount to recent trading prices.

Kevin Foti, President and CEO of Taronis stated, “This transaction clears out an unfavorable financing executed by the prior management team and advances the current management team’s goal of deleveraging the Company and reducing its cost of capital. While the amount involved is not large, transactions like this will help position Taronis for future profitability.”

About Taronis Fuels

Taronis Fuels, Inc. is a global producer of renewable and socially responsible fuel products. Taronis is dedicated to providing safe solutions to meet the industrial, commercial and residential needs of tomorrow’s global economy. For more information, please visit our website at www.taronisfuels.com.

Forward-Looking Statements

This press release contains forward-looking information about Taronis within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, the Company’s potential growth, strategy and profitability are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks associated with developing and executing on a new growth strategy; a new management team; and the pending restatement of the Company’s financial results; as well as those risks identified in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and subsequent filings with the SEC which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect the Company’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on the Company’s stock price. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Taronis Fuels Contacts:

Investors:

Taronis Fuels

ir@taronisfuels.com